Exhibit 99.1

N E W S	R E L E A S E

SUBJECT:	HAVERTYS
REPORTS EARNINGS FOR 2007

ATLANTA, GEORGIA, FEBRUARY 21, 2008 – HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) today reported earnings for the fourth quarter and the year ended December 31, 2007. Earnings for the fourth quarter were $1.6 million, or $0.07 per diluted share, compared with $3.2 million, or $0.14 per diluted share in the fourth quarter of 2006. Earnings for the year ended December 31, 2007 were $1.8 million, or $0.08 per diluted share, compared with $16.0 million, or $0.70 per diluted share for 2006.

As previously reported, sales for the fourth quarter were $205.8 million, or 4.7% less than the sales in the corresponding quarter in 2006. Sales for the year ended December 31, 2007 decreased 8.7% to $784.6 million from $859.1 million in 2006. Comparable-store sales in 2007 decreased 7.7% for the fourth quarter and decreased 10.6% for the year.

Clarence H. Smith, president and chief executive officer, said, “Early last month we announced that our fourth quarter sales declined once again in an increasingly difficult macro environment. We face a continued challenge to review all aspects of our business operations and have made good progress in several areas.

“Our better control of inventory is reflected in improved gross margins as we had lower close out and mark-down activity during the quarter. Gross margins were also positively impacted by less volume of internally financed no-interest credit promotions. We expect to continue showing modest improvement in gross profit margin in 2008.

“Cost controls in all areas resulted in a reduction of our SG&A expenses by $1.2 million in the fourth quarter and $13.4 million for 2007 versus the comparable prior periods. Significant improvement was made in our advertising costs due to much closer analysis of individual markets and the effectiveness of the media placement. We believe that the enhanced print and television ad quality and stronger placement are beginning to have a real payoff. Advertising expense to sales was reduced by 46 basis points in the fourth quarter versus last year’s same period and our surveys indicate we are strengthening our brand with increasing consumer top of mind awareness in our markets.

“Good reductions were shown in delivery and administrative expenses for both the quarter and year. Occupancy costs have risen as four new stores were opened during the year and two were relocated to better sites. Expenses for third party credit promotions have grown as we outsourced a larger portion of financed sales and used more appealing and costly credit offerings.

“Our inventories were very well controlled at $102.5 million, down $22.3 million from the beginning of the year. This is $8.7 million higher than the end of the third quarter when we were at a lower level than optimal for providing prompt service in fulfilling customer demand. We are temporarily building inventories in the first quarter due to many of our suppliers’ factories in Asia closing for two weeks or more around the Chinese New Year.

“Accounts receivable reductions provided another $11 million in cash flow for the year while total cash provided by operating activities was $39.1 million. These funds allowed us to pay down $23.0 million of debt for the year and repurchase $12.4 million of our stock at an average price of $9.32 per share. That equates to 1,329,000 shares, 5.9% of the total outstanding at the start of the year.

“We are rolling out the second phase of our new havertys.com next month which will provide on-line sales transactions and other enhancements. The continued main focus of havertys.com is to drive customers to our stores with more knowledge about us and our merchandise and with a stronger inclination to buy,” Smith concluded.

Havertys is a full-service home furnishings retailer with 124 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company's website at www.havertys.com .

News releases include forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company's reports filed with the SEC.

The Company will sponsor a conference call Friday, February 22, 2008 at 10:00 a.m. Eastern Time to review the fourth quarter and year end. Listen-only access to the call is available via the web at www.havertys.com (About Us) and at www.streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

more. . . . .

NEWS RELEASE – February 21, 2008
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 3

Condensed Consolidated Statements of Income (Amounts in thousands, except per share data) (Unaudited)
	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Net sales	$205,770	$216,038	$784,613	$859,101
Cost of goods sold	101,882	107,596	394,863	432,946
Gross profit	103,888	108,442	389,750	426,155
Credit service charge	597	687	2,450	2,823
Gross profit and other revenue	104,485	109,129	392,200	428,978

Expenses:
Selling, general and administrative	102,467	103,621	391,105	404,518
Interest, net	(584)	(219)	(1,307)	(363)
Provision for doubtful accounts	543	388	1,328	656
Other (income) expense, net	(143)	(120)	(870)	(1,457)
Total expenses	102,283	103,670	390,256	403,354

Income before income taxes	2,202	5,459	1,944	25,624
Income tax expense	566	2,289	186	9,624
Net income	$1,636	$3,170	$1,758	$16,000

Basic earnings per share:
Common Stock	$0.08	$0.14	$0.08	$0.72
Class A Common Stock	$0.07	$0.13	$0.07	$0.67
Diluted earnings per share:
Common Stock	$0.07	$0.14	$0.08	$0.70
Class A Common Stock	$0.07	$0.13	$0.07	$0.67

Weighted average shares – basic:
Common Stock	17,702	18,460	18,300	18,336
Class A Common Stock	4,138	4,210	4,165	4,247
Weighted average shares – assuming dilution(1):
Common Stock	21,956	22,935	22,589	22,895
Class A Common Stock	4,138	4,210	4,165	4,247

Cash dividends per share:
Common Stock	$0.0675	$0.0675	$0.2700	$0.2700
Class A Common Stock	$0.0625	$0.0625	$0.2500	$0.2500

1See additional details at the end of this release.

more. . . . .

NEWS RELEASE – February 21, 2008
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 4

Condensed Consolidated Balance Sheets (Amounts in thousands) (Unaudited)
	Year Ended December 31,
	2007	2006
Assets
Cash and cash equivalents	$167	$12,139
Accounts receivable, net of allowance	58,748	63,996
Inventories, at LIFO cost	102,452	124,764
Other current assets	17,569	18,410
Total Current Assets	178,936	219,309

Accounts receivable, long-term	8,003	14,974
Property and equipment, net	209,912	221,245
Other assets	25,086	14,226
	$421,937	$469,754
Liabilities and Stockholders’ Equity
Notes payable to banks	$—	$12,600
Accounts payable and accrued liabilities	67,344	79,826
Customer deposits	17,183	19,674
Current portion of long-term debt and lease obligations	8,353	10,334
Total Current Liabilities	92,880	122,434

Long-term debt and lease obligations, less current portion	20,331	27,515
Other liabilities	29,881	27,882
Stockholders’ equity[1]	278,845	291,923
	$421,937	$469,754

1See additional details at the end of this release.

more. . . . .

NEWS RELEASE – February 21, 2008
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 5

Condensed Consolidated Statements of Cash Flows (Amounts in thousands) (Unaudited)

	Year ended December 31,
	2007	2006
Operating Activities
Net income	$1,758	$16,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,416	21,663
Provision for doubtful accounts	1,328	656
Deferred income taxes	(6,063)	(3,870)
(Gain) loss on sale of property and equipment	(221)	(1,162)
Other	1,782	1,598
Changes in operating assets and liabilities
Accounts receivable	10,891	11,484
Inventories	22,312	(17,133)
Customer deposits	(2,491)	(7,843)
Other assets and liabilities	764	10,242
Accounts payable and accrued liabilities	(13,367)	(3,623)

Net cash provided by operating activities	39,109	28,012

Investing Activities
Capital expenditures	(13,830)	(23,640)
Proceeds from sale of land, property and equipment	3,523	3,659
Other investing activities	173	78
Net cash used in investing activities	(10,134)	(19,903)

Financing Activities
Proceeds from borrowings under revolving credit facilities	378,775	814,780
Payments of borrowings under revolving credit facilities	(391,375)	(806,480)
Net (decrease) increase in borrowings under revolving credit facilities	(12,600)	8,300
Payments on long-term debt and lease obligations	(10,367)	(11,871)
Treasury stock acquired	(12,385)	—
Proceeds from exercise of stock options	346	2,095
Dividends paid	(5,979)	(6,014)
Tax benefits related to share-based plans	38	399
Net cash used in financing activities	(40,947)	(7,091)

(Decrease) increase in cash and cash equivalents	(11,972)	1,018

Cash and cash equivalents at beginning of year	12,139	11,121

Cash and cash equivalents at end of year	$167	$12,139

NEWS RELEASE – February 21, 2008
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 6

Earnings per Share

The following details how the number of shares in calculating the diluted earnings per share for Common Stock are derived under SFAS 128 and EITF 03-6 (shares in thousands):

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Common Stock:
Weighted-average shares outstanding	17,702	18,460	18,300	18,336
Assumed conversion of Class A Common shares	4,138	4,210	4,165	4,247
Dilutive options and stock awards	116	265	124	312
Total weighted-average diluted common shares	21,956	22,935	22,589	22,895

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Contact for information:

Dennis L. Fink, EVP & CFO or

Jenny Hill Parker, VP, Secretary & Treasurer

404-443-2900